As filed with the Securities and Exchange Commission on May 22, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STREAMLINE HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	31-1455414
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1230 Peachtree Street NE, Suite 1000 Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

STREAMLINE HEALTH SOLUTIONS, INC.

2013 STOCK INCENTIVE PLAN

(Full title of plan)

Nicholas A. Meeks

Chief Financial Officer

Streamline Health Solutions, Inc.

1230 Peachtree Street NE, Suite 1000

Atlanta, Georgia 30309

 (Name and address of agent for service)

(404) 446-0050

(Telephone number, including area code, of agent of service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if smaller reporting company)	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share	2,000,000 shares	$6.22	$12,440,000	$1,697

(1)

This amount includes: (i) 400,000 shares of common stock of Streamline Health Solutions, Inc. (the “Company”) approved for issuance under the Company’s 2013 Stock Incentive Plan (the “ 2013 Plan”); (ii) 150,364 shares of the Company’s common stock available for issuance under the Prior Plan (as such term is defined in the 2013 Plan); and (iii) 1,449,636 shares of the Company’s common stock for estimated forfeitures under the Prior Plan that may become available for issuance under the terms of the 2013 Plan, all as authorized under the 2013 Plan pursuant to the terms of the 2013 Plan. This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average ($6.22) of the high and low prices of the common stock of Streamline Health Solutions, Inc., as reported on The NASDAQ Capital Market on May 20, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  Plan Information.*

ITEM 2.  Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

The following documents filed by Streamline Health Solutions, Inc. (the “Company”) with the Commission are incorporated herein by reference:

(a)                                 The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013, filed with the Commission on April 26, 2013;

(b)                                 The Company’s Current Reports on Form 8-K filed with the Commission on April 26, 2013 and May 20, 2013;

(c)                                  Those portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2013 deemed incorporated by reference into the Company’s Annual Report on Form 10-K;

(d)                                 The Company’s Definitive Additional Proxy Materials filed with the Commission on May 13, 2013;

(e)                                  The description of the Company’s common stock set forth in Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed with the Commission on April 16, 1996; and

(f)                                   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the period referred to in (a), above.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  Description of Securities.

Not applicable.

ITEM 5.  Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.  Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Article Ninth of the Company’s Certificate of Incorporation, as amended to date (the “Charter”), contains provisions permitted by Section 102 of the DGCL, which eliminate personal liability of members of the Company’s board of directors for violations of their fiduciary duty of care. Neither the DGCL nor the Charter, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the Statute, or obtaining an improper personal benefit.

Article Eighth of the Charter and Article VII of the Company’s Bylaws, as amended to date (the “Bylaws”), provides that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article Eighth of the Charter and Article VII of the Bylaws further provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Eighth of the Charter and Article VII of the Bylaws further provide for indemnification against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense of any claim, issue or matter to the extent that a director or officer of the Company or a person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, has been successful on the merits or otherwise in defense of any such action, suit or proceeding.

In addition, Article Eighth of the Charter and Article VII of the Bylaws provide that the right to indemnification and advancement of expenses shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. Furthermore, Article Eighth of the Charter and Article VII of the Bylaws authorizes the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of Section 145 of the DGCL.

The Company has entered into indemnification agreements with each of its directors and officers. These agreements provide that the Company will indemnify each of its directors and officers and such entities to the fullest extent permitted by law.

The Company also currently maintains an insurance policy that provides coverage pursuant to which the Company is to be reimbursed for amounts that it is required or permitted by law to pay to indemnify its directors and officers.

ITEM 7. Exemption From Registration Claimed.

Not Applicable.

ITEM 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1(a)

Certificate of Incorporation of Streamline Health Solutions, Inc. f/k/a/ LanVision Systems, Inc. (incorporated herein by reference from the Registration Statement on Form S-1, File Number 333-01494, as filed with the Commission on April 15, 1996).

4.1(b)	Certificate of Incorporation of Streamline Health Solutions, Inc., amendment No. 1 (incorporated herein by reference from Exhibit 3.1(b) of the Form 10-Q, as filed with the Commission on

Exhibit No.	Description

September 8, 2006).

4.2

Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on November 1, 2012).

4.3	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Commission on August 21, 2012).

4.4

Bylaws of Streamline Health Solutions, Inc., as amended and restated on July 22, 2010 (incorporated herein by reference from Exhibit 3.2 of Form 10-Q, as filed with the Commission on September 9, 2010).

4.5

Specimen Common Stock Certificate of Streamline Health Solutions, Inc. (incorporated herein by reference from the Registration Statement on Form S-1, File Number 333-01494, as filed with the Commission on April 15, 1996).

5	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).

24	Powers of Attorney (included on the signature page).

99	Streamline Health Solutions, Inc. 2013 Stock Incentive Plan.

ITEM 9.  Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Streamline Health Solutions, Inc. (the “Company”) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 22nd day of May, 2013.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Nicholas A. Meeks
	Name:	Nicholas A. Meeks
	Title:	Senior Vice President, Chief Financial Officer and Secretary

Each of the undersigned, being a director and/or officer of Streamline Health Solutions, Inc. (the “Company”), hereby nominates, constitutes and appoints Robert E. Watson to be his/her true and lawful attorney-in-fact and agent and to sign in his/her name and on his/her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-8 (the “Registration Statement”) or other appropriate form relating to the issuance of certain shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) in connection with the Streamline Health Solutions, Inc. 2013 Stock Incentive Plan, and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of May 22, 2013.

/s/ Robert E. Watson		/s/ Nicholas A. Meeks
Name:	Robert E. Watson	Name:	Nicholas A. Meeks
Title:	Chief Executive Officer and Director	Title:	Senior Vice President, Chief Financial Officer
	(Principal Executive Officer)		and Secretary (Principal Financial Officer)

/s/ Carolyn Zelnio		/s/ Jonathan R. Phillips
Name:	Carolyn Zelnio	Name:	Jonathan R. Phillips
Title:	Vice President and Chief Accounting	Title:	Director
Officer (Principal Accounting Officer)

/s/ Edward J. VonderBrink		/s/ Allen S. Moseley
Name:	Edward J. VonderBrink	Name:	Allen S. Moseley
Title:	Director	Title:	Director

/s/ Andrew L. Turner		/s/ Michael G. Valentine
Name:	Andrew L. Turner	Name:	Michael G. Valentine
Title:	Director	Title:	Director

/s/ Michael K. Kaplan
Name:	Michael K. Kaplan
Title:	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1(a)

Certificate of Incorporation of Streamline Health Solutions, Inc. f/k/a/ LanVision Systems, Inc. (incorporated herein by reference from the Registration Statement on Form S-1, File Number 333-01494, as filed with the Commission on April 15, 1996).

4.1(b)

Certificate of Incorporation of Streamline Health Solutions, Inc., amendment No. 1 (incorporated herein by reference from Exhibit 3.1(b) of the Form 10-Q, as filed with the Commission on September 8, 2006).

4.2

Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on November 1, 2012).

4.3	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the Commission on August 21, 2012).

4.4

Bylaws of Streamline Health Solutions, Inc., as amended and restated on July 22, 2010 (incorporated herein by reference from Exhibit 3.2 of Form 10-Q, as filed with the Commission on September 9, 2010).

4.5

Specimen Common Stock Certificate of Streamline Health Solutions, Inc. (incorporated herein by reference from the Registration Statement on Form S-1, File Number 333-01494, as filed with the Commission on April 15, 1996).

5	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).

24	Powers of Attorney (included on the signature page).

99	Streamline Health Solutions, Inc. 2013 Stock Incentive Plan.